                                                                    EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                                      among


                       YOUTH SERVICES INTERNATIONAL, INC.,

                        CORRECTIONAL SERVICES CORPORATION

                                       and

                                PALM MERGER CORP.

                         Dated as of September 23, 1998












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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER.............................................................1
       1.1. The Merger...........................................................1
       1.2. Closing..............................................................2
       1.3. Effective Time.......................................................2
ARTICLE II THE SURVIVING CORPORATION.............................................2
       2.1. The Articles of Incorporation........................................2
       2.2. The Bylaws...........................................................2
       2.3. Directors............................................................3
       2.4. Officers.............................................................3
ARTICLE III CONVERSION OF SHARES.................................................3
       3.1. Effect on Stock......................................................3
       3.2. Exchange of Certificates.............................................4
       3.3. Appraisal Rights.....................................................7
       3.4. Adjustments to Prevent Dilution......................................7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................7
       4.1. Organization, Good Standing and Qualification........................7
       4.2. Capitalization.......................................................8
       4.3  Company Subsidiaries.................................................9
       4.4. Corporate Authority; Approval and Fairness...........................9
       4.5. Governmental Filings; No Violations..................................9
       4.6. Company Reports; Financial Statement................................10
       4.7. Absence of Certain Changes..........................................11
       4.8. Litigation and Liabilities..........................................12
       4.9. Employee Benefits...................................................12
       4.10. Compliance with Laws; Permits......................................15
       4.11. Takeover Statutes..................................................15
       4.12. Environmental Matters..............................................16
       4.13. Taxes..............................................................16
       4.14. Labor Matters......................................................17
       4.15. Intellectual Property..............................................18
       4.16. Title to Property..................................................19
       4.17. Material Contracts.................................................20
       4.18. Brokers and Finders................................................21
       4.19. Insurance Matters..................................................21
       4.20. Affiliated Transactions............................................21
       4.21. Year 2000 Liability................................................21
       4.22. Accounting and Tax Matters.........................................21
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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
       AND MERGER SUBSIDIARY....................................................22
       5.1. Merger Subsidiary...................................................22
       5.2. Organization, Good Standing and Qualification.......................23
       5.3. Capitalization......................................................23
       5.4. Corporate Authority; Approval and Fairness..........................24
       5.5. Governmental Filings; No Violations.................................24
       5.6. Parent Reports; Financial Statements................................25
       5.7. Absence of Certain Changes..........................................26
       5.8. Litigation and Liabilities..........................................27
       5.9. Employee Benefits...................................................27
       5.10. Compliance with Laws; Permits......................................29
       5.11. Environmental Matters..............................................30
       5.12. Taxes..............................................................31
       5.13  Labor Matters......................................................31
       5.14. Intellectual Property..............................................32
       5.15. Title to Property..................................................33
       5.16. Material Contracts.................................................33
       5.17. Brokers and Finders................................................34
       5.18. Insurance Matters..................................................34
       5.19. Accounting and Tax Matters.........................................34
ARTICLE VI
       COVENANTS................................................................35
       6.1. Interim Operations of the Company...................................35
       6.2. Interim Operations of Parent........................................37
       6.3. Interim Operations of Merger Subsidiary.............................38
       6.4. Acquisition Proposals...............................................38
       6.5. Information Supplied................................................39
       6.6. Stockholder Meetings................................................40
       6.7. Filings; Other Actions; Notification................................40
       6.8. Taxation and Accounting.............................................41
       6.9. Access..............................................................42
       6.10. Affiliates.........................................................43
       6.11  Stock Exchange Listing.............................................43
       6.12. Publicity..........................................................43
       6.13. Benefits...........................................................44
       6.14. Expenses...........................................................45
       6.15. Indemnification; Directors' and Officers' Insurance................45
       6.16. Election to Parent's Board of Directors............................46
       6.17. Takeover Statute...................................................47
       6.18. Debentures.........................................................47
       6.19. Insurance..........................................................47
ARTICLE VII
       CONDITIONS...............................................................47
       7.1. Conditions to Each Party's Obligation to Effect the Merger..........47
       7.2. Conditions to Obligations of Parent and Merger Subsidiary...........49
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       7.3. Conditions to Obligation of the Company.............................50
ARTICLE VIII
       TERMINATION..............................................................51
       8.1. Method of Termination...............................................51
       8.2. Effect of Termination...............................................53
ARTICLE IX MISCELLANEOUS AND GENERAL............................................54
       9.1. Survival............................................................54
       9.2. Modification or Amendment...........................................54
       9.3. Waiver of Conditions................................................54
       9.4. Counterparts........................................................55
       9.5. Governing Law; Waiver of Jury Trial.................................55
       9.6. Notices.............................................................55
       9.7. Entire Agreement; No Other Representations..........................57
       9.8. No Third Party Beneficiaries........................................57
       9.9. Severability........................................................57
       9.10. Interpretation.....................................................58
       9.11. Assignment.........................................................58
       9.12. Definitions........................................................58
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                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of September 23, 1998 among Youth Services International, Inc., a Maryland corporation (the "Company"), Correctional Services Corporation, a Delaware corporation ("Parent"), and Palm Merger Corp., a Maryland corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

                                    RECITALS

        WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of the Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement has significant strategic benefits to Parent and the Company, and that the Merger is advisable and have approved the Merger;

        WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

        WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER


        1.1. THE MERGER.

        Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in SECTION 1.3.) the Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of the Merger Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as otherwise provided herein. The Merger shall have the effects specified in the Maryland General Corporation Law, as amended (the "MGCL").

        1.2. CLOSING.

        The closing of the Merger (the "Closing") shall take place (i) at the offices of Hogan & Hartson L.L.P., 111 S. Calvert Street, Baltimore, Maryland 21202 at 9:00 A.M. on the first business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").


        1.3. EFFECTIVE TIME.

        As soon as practicable following the Closing, the Company, Merger Subsidiary and Parent will cause Articles of Merger (the "Articles of Merger") to be executed, acknowledged and filed with and accepted for record by the Maryland State Department of Assessments and Taxation (the "SDAT") as provided in Section 3-102 of the MGCL. The Merger shall become effective at the time the Articles of Merger is filed with the SDAT or at such later time agreed by the Company and Parent and established under the Articles of Merger (the "Effective Time").


                                   ARTICLE II
                            THE SURVIVING CORPORATION


        2.1. THE ARTICLES OF INCORPORATION.

        At the Effective Time, Article I of the articles of incorporation of Merger Subsidiary shall be amended and restated in its entirety as follows: "I. The name of the Corporation is Youth Services International, Inc." and, as so amended, the articles of incorporation of the Merger Subsidiary shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law (the "Articles of Incorporation").


        2.2. THE BYLAWS.

        The bylaws of Merger Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein, as set forth in the Articles of Incorporation or by applicable law.





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        2.3. DIRECTORS.

        The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws.


        2.4. OFFICERS.

        The officers of the Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or termination.


                                   ARTICLE III
                              CONVERSION OF SHARES


        3.1. EFFECT ON STOCK.

        At the Effective Time, as a result of the Merger and without any action on the part of the holder of any stock of the Company:

        (a) Merger Consideration. Each share of common stock, par value $.01 per share, of Company ("Company Common Stock"), (each a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares of Company Common Stock to be canceled pursuant to SECTION 3.1.(b)) shall be converted into, and become exchangeable for the right to receive the "Merger Consideration", consisting of .375 shares of Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") (the "Exchange Ratio"). At the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares pursuant to SECTION 3.2.(e), if any (without interest), and any distribution or dividend pursuant to SECTION 3.2.(c) (without interest).

        (b) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent or owned by the Company or any direct or indirect Subsidiary of Parent or of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be




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outstanding and shall be canceled and retired without payment of any consideration therefor.

        (c) Merger Subsidiary. At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.


        3.2. EXCHANGE OF CERTIFICATES.

        (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company to act as exchange agent (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to Parent Common Stock to be issued or paid in accordance with SECTION 3.1.(a) (including cash in lieu of fractional Shares) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this ARTICLE III (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto and any cash in lieu of fractional Shares, being hereinafter referred to as the "Exchange Fund").

        (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Shares (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Time, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to SECTION 3.2.(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this ARTICLE III, (y) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive pursuant to the provisions of this ARTICLE III, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that



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is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

        (c) Distributions with Respect to Unexchanged Shares; Voting.

        (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this ARTICLE III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to such time of surrender payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

        (ii) Holders of unsurrendered Certificates who were the registered holders at the Effective Time shall be entitled to vote after the Effective Time at any meeting of Parent stockholders (or consent in connection with any consent of stockholders in lieu of a meeting) the number of whole shares of Parent



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Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

        (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

        (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this SECTION 3.2.(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the amount determined by multiplying (i) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled by (ii) the average closing price of a share of Parent Common Stock as reported on the NASDAQ National Market Exchange ("NASDAQ") for the twenty most recent days that Parent Common Stock has traded ending on the last full trading day prior to the Effective Time. The fractional share interests of each holder of Company Common Stock shall be aggregated, so that no such holder shall receive cash in an amount equal to or greater than the value of one share of Parent Common Stock.

        (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to SECTION 3.1. and SECTION 3.2.(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to SECTION 3.2.(c).



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        (h) Affiliates. Notwithstanding anything herein to the contrary,
Certificates surrendered for exchange by any "Affiliate" (as determined pursuant to SECTION 6.10.) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in SECTION 6.10. hereof.


        3.3. APPRAISAL RIGHTS.

        In accordance with Section 3-202(c) of the MGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.


        3.4. ADJUSTMENTS TO PREVENT DILUTION.

        In the event that after the date hereof and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the corresponding sections or subsections of the Company disclosure schedule attached to this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Subsidiary that:


        4.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION.

        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and each of its Subsidiaries (as defined in SECTION 9.12.(b)) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material



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Adverse Effect (as defined in SECTION 9.12.(b)). The Company has made available to Parent a complete and correct copy of the Company's and each Subsidiary's charter and by-laws or other organizational documents, each as amended to and as in effect as of the date hereof.


        4.2. CAPITALIZATION.

        The authorized capital stock of the Company consists of 70,000,000 Shares, of which 11,313,957 Shares were outstanding as of the close of business on September 11, 1998. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Shares except that, as of September 11, 1998, there were (a) 971,187 Shares subject to issuance pursuant to the Company's Stock Option Plan, 1995 Employee Stock Option Plan, 1996 Employee Stock Option Plan, 1997 Employee Stock Option Plan, 1995 Director Stock Option Plan and 1998 Director Stock Option Plan (the "Company Stock Plans"), (b) 28,857 Shares subject to issuance pursuant to warrants, (c) 2,582,197 Shares subject to issuance pursuant to the Company's 7% Convertible Subordinated Debentures due January 29, 2006 (the "Debentures") and (d) shares issuable pursuant to the Directors' Compensation Plan on terms disclosed on SECTION 4.2. of the Company Disclosure Schedule. SECTION 4.2. of the Company Disclosure Schedule contains a list, as of the date hereof, of (x) each option to purchase or acquire Shares under each of the Company Stock Plans (each a "Company Option"), including the plan, the holder, date of grant, exercise price and number of Shares subject thereto and (y) each warrant to purchase capital stock of the Company, including, the holder, date of grant, expiration date, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as described in SECTION 4.2. of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as described in SECTION 4.2. of the Company Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this SECTION 4.2., convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.


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

        4.3 COMPANY SUBSIDIARIES.

        Except for the Company's Subsidiaries as set forth on SECTION 4.3. of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.


        4.4. CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

        (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and subject only to approval of the Merger by the holders of at least a majority of the outstanding Shares (the "Company Requisite Vote"), to consummate the Merger. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

        (b) The Board of Directors of the Company (at a meeting duly called and held) by unanimous vote (i) has approved this Agreement and the Merger and the other transactions contemplated hereby and (ii) has resolved to submit the Merger and the other transactions contemplated by this Agreement to, and recommend approval thereof by, the stockholders of the Company. The Board of Directors of the Company has received the opinion of its financial advisor SunTrust Equitable Securities, to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Shares.


        4.5. GOVERNMENTAL FILINGS; NO VIOLATIONS.

        (a) Other than the filings, permits, authorizations, consents, approvals and/or notices pursuant to or required by (i) SECTIONS 1.3. and 4.5(b) hereof,
(ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the Securities Exchange Act of 1934 (the "Exchange Act"), (iv) the Securities Act of 1933, as amended (the "Securities Act"), (v) state securities or "blue-sky" laws, (vi) NASDAQ, and except as may result from any facts or circumstances relating solely to Parent or Merger Subsidiary or its affiliates, in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, there are no filings, authorizations, consents,



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approvals or notices required with or by any Court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain will not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate transactions contemplated by this Agreement.


        (b) Subject to compliance with the filings described in SECTION 4.5.(a) and obtaining Private Consents (as defined below) applicable to the Company and its Subsidiaries, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") to which the Company or any of its Subsidiaries is a party or by which any of its assets or properties are bound or affected, (iii) any change in the rights or obligations of any party under any of those Contracts, (iv) the impairment of the Company's or any of the Company's Subsidiaries' business or adversely affect any licenses or approvals necessary to enable the Company and its Subsidiaries to carry on their business as presently conducted, except for any conflict, breach, violation, default, acceleration, declaration, imposition or impairment that would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. SECTION 4.5.(b) of the Company Disclosure Schedule sets forth, to the knowledge of the Responsible Executive Officers of the Company (as defined in SECTION 9.12.(b)), a list of contracts (by category and type, where applicable) material to the Company and its Subsidiaries, taken as a whole, pursuant to which consents or waivers ("Private Consents") are or may be required prior to consummation of the transactions contemplated by this Agreement (subject to the exception set forth above).


        4.6. COMPANY REPORTS; FINANCIAL STATEMENT.

        The Company has delivered or made available to Parent true and complete copies of each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 (the "Company Audit Date"), including (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, (b) the Company's definitive Proxy Statement for its 1998 Annual Meeting of Stockholders dated April 22, 1998, and (c) the Company's

Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates the Company Reports complied, and any Company reports filed with the SEC subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein or in
SECTION 4.6. of the Company Disclosure Schedule.


        4.7. ABSENCE OF CERTAIN CHANGES.

        Except as disclosed in the Company Reports filed prior to the date hereof, in any Company press releases issued prior to the date hereof, or as set forth on SECTION 4.7. of the Company Disclosure Schedule and except as otherwise provided in or contemplated by this Agreement, since the Company Audit Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (a) any change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, or any transaction, commitment, dispute or other event or, to the knowledge of the Responsible Executive Officers of the Company any other development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect; (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (c) any authorization, declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, except as permitted by SECTION 6.1. hereof; (d) any change by the Company in accounting principles, practices or methods other than as required by changes in applicable GAAP; (e) any repurchase or redemption of any Shares; or (f) any material amendment, modification or termination of any material contract, license or permit to which the Company is a party or which it holds. Since the Company Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof or as set forth on SECTION 4.7. of the Company Disclosure Schedule, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers at the senior vice president level or above or any amendment of any of the Company Compensation and Benefit Plans (as defined in SECTION 4.9.(a)).


        4.8. LITIGATION AND LIABILITIES.

        Except as disclosed in the Company Reports filed prior to the date hereof or as set forth on SECTION 4.8. of the Company Disclosure Schedule, there are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations, proceedings, judgments, decrees, orders or injunctions outstanding, pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened against the Company or any of its Subsidiaries or (b) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the Responsible Executive Officers of the Company have knowledge, that have resulted in or could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of the Subsidiaries, except for such actions, suits, claims, hearings, investigations, proceedings, obligations and liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.


        4.9. EMPLOYEE BENEFITS.

        (a) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other employee benefit plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Company Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Company Compensation and Benefit Plans has been made available to Parent prior to the date hereof. For the three most recent plan years, all annual reports (Form 5500 series) on each Company Compensation and Benefit

Plan that have been filed with any governmental agency and the current summary plan description and subsequent summaries of material modifications for each Company Compensation and Benefit Plan have been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed on
SECTION 4.9. of the Company Disclosure Schedule.

        (b) All Company Compensation and Benefit Plans are in substantial compliance with all applicable law, including, to the extent applicable, the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Company Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened litigation relating to the Company Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

        (c) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate of the Company within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

        (d) All contributions required to be made under the terms of any Company Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of the Company has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate of the Company pursuant to Section 401(a)(29) of the Code.

        (e) Under each Pension Plan of the Company which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year. For each Pension Plan of the Company, the Company has furnished to Parent a true and complete copy of the actuarial valuation reports issued by the actuaries of that Pension Plan for the three most recent years, setting forth: (i) the actuarial present value (based upon the same actuarial assumptions as were used for that period for funding purposes) of all vested and nonvested accrued benefits under that Pension Plan; (ii) the actuarial present value (based upon the same actuarial assumptions, other than turnover assumptions, as were used for that period for funding purposes) of vested benefits under that Pension Plan; (iii) the net fair market value of that Pension Plan's assets; and (iv) a detailed description of the funding method used under that Pension Plan.

        (f) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Company Compensation and Benefit Plan. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

        (g) The Merger will not result in any breach or violation of, or a default under, any of the Company Compensation and Benefit Plans or except as set forth in SECTION 4.9. of the Company Disclosure Schedule, (i) entitle any employees of the Company or its Subsidiaries to severance pay, or (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Compensation and Benefit Plans.

        (h) All Company Compensation and Benefit Plans covering current or former non-U.S. employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

        4.10. COMPLIANCE WITH LAWS; PERMITS.

        Except as set forth in the Company Reports filed prior to the date hereof or on SECTION 4.10. of the Company Disclosure Schedule, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any governmental entity ("Laws"), and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance with such Laws, except in any such case for noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in the Company Reports filed prior to the date hereof or on
SECTION 4.10. of the Company Disclosure Schedule and except for routine examinations and audits by state governmental entities charged with supervision of educational and rehabilitative facilities of the type operated by the Company and the Subsidiaries ("State Regulators"), no investigation or review by any governmental entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened, nor has any governmental entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. No material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any noncompliance with any such Laws that would reasonably be expected to have a Material Adverse Effect or that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.


        4.11. TAKEOVER STATUTES.

        No restrictive provision of any "fair price," "moratorium," "control share" or other similar anti-takeover statute or regulation, including, but not limited to, Section 3-602 of the MGCL, (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the Articles of Incorporation or Bylaws of the Company, is, or at the Effective Time will be, applicable to the Company, Parent, the Shares, the Merger or any other transaction contemplated by this Agreement.


        4.12. ENVIRONMENTAL MATTERS.

        Except as disclosed in the Company Reports filed prior to the date hereof or on SECTION 4.12. of the Company Disclosure Schedule, and except for such matters that, alone or in the aggregate, would not have a Company Material Adverse Effect: (a) the Company and its Subsidiaries have complied with all applicable Environmental Laws (as defined in SECTION 9.12.(b)); (b) to the knowledge of the Responsible Executive Officers of the Company, the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in SECTION 9.12.(b)) and do not contain wetlands, dumps, filled in land, PCBs, asbestos or underground storage tanks;
(c) to the knowledge of the Responsible Executive Officers of the Company, the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (d) to the knowledge of the Responsible Executive Officers of the Company, neither the Company nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) to the knowledge of the Responsible Executive Officers of the Company, no Hazardous Substance has been transported from any of the properties owned or operated by the Company or any of its Subsidiaries other than as permitted under applicable Environmental Law;
(f) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or third party indicating that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (g) the Company and its Subsidiaries are not subject to any court order, administrative order or decree arising under any Environmental Law and are not subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (h) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law.


        4.13. TAXES.

        Except as set forth on SECTION 4.13. of the Company Disclosure Schedule:

        (a) the Company and each of its Subsidiaries have (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) timely and accurately filed all Tax Returns (as defined in SECTION 9.12.(b)) which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of, all Taxes (as defined in SECTION 9.12.(b)) which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Reports. The Tax Returns of the Company and its Subsidiaries have been (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) prepared, in all material respects, in accordance with all applicable laws consistently applied;

        (b) all Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined in SECTION 9.12.(b)) to the extent due and payable;

        (c) no liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith; and

        (d) all Tax Returns have been examined by the relevant taxing authorities, or closed without audit by applicable statutes, and all deficiencies proposed as a result of such examinations have been paid or settled, for all taxable years prior to and including the taxable year ended June 30, 1995; and

        (e) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes.

        (f) SECTION 4.13 of the Company Disclosure Schedule sets forth the net operating loss carryover and capital loss carryover available for Federal income tax purposes to the affiliated group filing consolidated Federal income tax returns of which the Company is the common parent corporation as of the end of the taxable period ended June 30, 1998.


        4.14. LABOR MATTERS.

        (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no strikes or work stoppages pending or, to the knowledge of the Responsible Executive

Officers of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Responsible Executive Officers of the Company, no question concerning representation has been raised or threatened. Except as set forth on SECTION 4.14 of the Company Disclosure Schedule, no charges with respect to or relating to the business of the Company or any its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would if adversely determined have a Company Material Adverse Effect.

        (b) SECTION 4.14. of the Company Disclosure Schedule contains a complete and correct list of all current employment, management or other consulting agreements with any Persons employed or retained by the Company or any of its Subsidiaries which are not terminable at will. True, complete and correct copies of all such written agreements have been delivered to Parent.


        4.15. INTELLECTUAL PROPERTY.

        (a) Except as set forth on SECTION 4.15. of the Company Disclosure Schedule, the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, and all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

        (b) Except as disclosed in Company Reports filed prior to the date hereof or SECTION 4.15. of the Company Disclosure Schedule:

            (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder or as contemplated hereby, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Company Third-Party Intellectual Property Rights");

            (ii) no claims with respect to (A) the patents, registered and unregistered trademarks and service marks, copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the "Company Intellectual Property Rights"); (B) any trade secret material to the Company; or
(C) Company Third-Party Intellectual Property Rights are currently pending or threatened by any Person;

            (iii) (A) the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, does not infringe in any respect that would have a Company Material Adverse Effect on any copyright, patent, trademark, service mark or trade secret; and (B) there are no valid grounds for any material claims against the use by the Company or any of its Subsidiaries, of any material trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company or challenging the license or legally enforceable right to use of the Company Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

            (iv) to the knowledge of the Responsible Executive Officers of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

        (c) SECTION 4.15. of the Company Disclosure Schedule lists all material
(i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Company Intellectual Property Rights and (ii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any of the Company Intellectual Property Rights.


        4.16. TITLE TO PROPERTY.

        Except as set forth in the Company Reports or on SECTION 4.16. of the Company Disclosure Schedule, the Company and each of its Subsidiaries had good title to all of their properties and assets as set forth on the June 30, 1998 balance sheet included in the Company Reports, free and clear of all encumbrances, except liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Company Material Adverse Effect, and except for encumbrances which secure indebtedness reflected in the financial statements included in the Company Reports. SECTION 4.16. of the Company Disclosure Schedule sets forth a true and correct list of all leases, subleases or other agreements under which the Company or any of its Subsidiaries is lessee or lessor of any material real property or has any interest in material real property and, except as set forth in SECTION 4.16. of the Company Disclosure Schedule, there are no rights or options held by the Company or any of its Subsidiaries, or any contractual obligations on its part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any material real property, nor any rights or options granted by the Company or any of its Subsidiaries, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any material real property. All such leases, subleases and other agreements are in full force and effect and, to the knowledge of the Responsible Executive Officers of the Company, constitute legal, valid and binding obligations of the respective parties thereto, with no existing or claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by the Company or any of its Subsidiaries, or, to the knowledge of the Responsible Executive Officers of the Company, by any other party thereto, which would materially and adversely affect the Company or any of its Subsidiaries.


        4.17. MATERIAL CONTRACTS.

        All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto pursuant to Item 601 of Regulation S-K promulgated by the SEC are described in the Company Reports or filed as exhibits thereto and are in full force and effect. SECTION 4.17. of the Company Disclosure Schedule sets forth a list of all other contracts currently in force between the Company or any Subsidiary and any agency or other party to place youths in the juvenile justice programs of the Company or its Subsidiaries. True and complete copies of all contracts referred to in the previous two sentences (the "SECTION 4.17. Contracts") have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Responsible Executive Officers of the Company, any other party, is in breach of or in default under any SECTION 4.17. Contract, and to the knowledge of the Responsible Executive Officers of the Company, no condition exists which with the lapse of time or notice or both, will result in any such breach or default, except for such breaches and defaults as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on SECTION 4.17 of the Company Disclosure Schedule, to the knowledge of the Responsible Executive Officers of the Company, no third party to any SECTION 4.17. Contract is currently seeking to terminate, amend, modify or fail to renew any such contract which is material to the business of the Company, whether or not as a result of the Merger nor, to the knowledge of the Responsible Executive Officers of the Company, is there any development or combination of developments that are reasonably likely to result in any such termination, amendment, modification or failure to renew any such contract which is material to the business of the Company. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any respect that would reasonably be expected to have a Company Material Adverse Effect the ability of the Company or any of its Subsidiaries to
(a) sell any products or services of or to any other person, (b) engage in any line of business or (c) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries.


        4.18. BROKERS AND FINDERS.

        Neither the Company nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed SunTrust Equitable Securities as its financial advisor, the arrangements with respect to which are set forth on SECTION 4.18. of the Company Disclosure Schedule.


        4.19. INSURANCE MATTERS.

        The Company has heretofore provided Parent with true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the Company and its Subsidiaries. All such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. Neither the Company nor any of its Subsidiaries has been denied or had any policy of insurance revoked or rescinded. All such policies are adequate to insure against risks to which the Company and its properties are exposed in such amounts and subject to such terms as are commercially reasonable.


        4.20. AFFILIATED TRANSACTIONS.

        The Company has not engaged in any transaction required to be described in the Company Reports pursuant to Item 404 of Regulation S-K, which has not been so described in the Company Reports.

        4.21. YEAR 2000 LIABILITY.

        To the knowledge of the Responsible Executive Officers of the Company, the cost of upgrading and enhancing the Company's computer software systems to recognize years beginning with 2000, will not be material to the Company's financial position, liquidity or results of operations.

        4.22. ACCOUNTING AND TAX MATTERS.

        (a) As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the Responsible Executive Officers of the Company have any knowledge of any fact or circumstance, that would prevent Parent or the Company from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the

Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (b) The Company has provided to the Company's and Parent's independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its Affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.



                                    ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF
                          PARENT AND MERGER SUBSIDIARY

        Except as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule attached to this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:


        5.1. MERGER SUBSIDIARY.

        (a) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

        (b) The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding and are, and at the Effective Time will be, owned solely by Parent, and there are (i) no other voting securities of Merger Subsidiary,
(ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of common stock or other voting securities of Merger Subsidiary and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, shares of common stock or other voting securities or securities convertible into or exchangeable for shares of common stock or other voting securities of Merger Subsidiary.

        (c) Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        5.2. ORGANIZATION, GOOD STANDING AND QUALIFICATION.

        Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined in SECTION 9.12.(b)). Parent has made available to the Company a complete and correct copy of Parent's and each Subsidiaries' charter and by-laws or other organizational documents, each as amended to and as in effect as of the date hereof.


        5.3. CAPITALIZATION.

        The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock, par value $.01 per share, of which 7,791,142 shares were outstanding as of the close of business on September 14, 1998, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Parent Preferred Shares" and together with Parent Common Stock, the "Parent Shares"), none of which were outstanding as of the close of business on September 14, 1998. All of the outstanding Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no commitments to issue or deliver Parent Shares, except that (i) as of September 9, 1998, there were 677,925 shares of Parent Common Stock subject to issuance pursuant to Parent's 1993 Stock Option Plan and 1994 Directors' Stock Option plan (the "Parent Stock Plans") and 205,000 shares of Parent Common Stock subject to issuance pursuant to other options held by employees and (ii) as of September 23, 1998, there were 685,066 shares of Parent Common Stock subject to issuance pursuant to warrants.
SECTION 5.3. of the Parent Disclosure Schedule contains a list, which is complete and accurate in all respects as of the date specified therein, of each outstanding option to purchase or acquire Shares under each of the Parent Stock Plans (each a "Parent Option"), including the plan, the holder, date of grant, exercise price and number of Parent Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as described in SECTION 5.3. of the Parent Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this SECTION 5.3., convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.


        5.4. CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

        (a) Each of Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and, with respect to Parent, subject only to approval of the issuance of Parent Common Stock by the holders of at least a majority of the outstanding shares of Parent Common Stock (the "Parent Requisite Vote"), to consummate the Merger. This Agreement is a valid and binding obligation of each of Parent and Merger Subsidiary, as the case may be, enforceable against Parent and Merger Subsidiary in accordance with its terms, except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

        (b) The Board of Directors of Parent (at a meeting duly called and held) by unanimous vote (i) has approved this Agreement and the Merger and the other transactions contemplated hereby and thereby and (ii) has resolved to submit the proposed issuance of Parent Common Stock in the Merger and the other transactions contemplated by this Agreement to, and recommend approval thereof by, the stockholders of the Parent. The Parent Common Stock, when issued in connection with the consummation of the transactions contemplated hereby, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when so issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.


        5.5. GOVERNMENTAL FILINGS; NO VIOLATIONS.

        (a) Other than the filings, permits, authorizations, consents, approvals and/or notices pursuant to or required by (i) SECTIONS 1.3. and 5.5.(b) hereof,
(ii) the HSR Act, (iii) the Exchange Act, (iv) the Securities Act, (v) state securities or "blue-sky" laws, (vi) NASDAQ and except as may result from any facts or circumstances relating solely to the Company or its affiliates, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, there are no filings, authorizations, consents, approvals or notices required with or by any Court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate transactions contemplated by this Agreement.

        (b) Subject to compliance with the filings described in SECTION 5.5.(a) and obtaining Private Consents applicable to the Parent and its Subsidiaries, the execution, delivery and performance of this Agreement and by Parent and the Merger Subsidiary, as the case may be, does not, and the consummation by Parent or Merger Subsidiary of the Merger and the other transactions contemplated hereby or thereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Subsidiary, or the comparable governing instruments of any of Parent's other Subsidiaries, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts to which Parent or any of its Subsidiaries is a party or by which any of its assets or properties are bound or affected, (iii) any change in the rights or obligations of any party under any of those Contracts, (iv) the impairment of Parent's or any of Parent's Subsidiaries' business or adversely affect any licenses or approvals necessary to enable Parent and its Subsidiaries to carry on their business as presently conducted, except for any conflict, breach, violation, default, acceleration, declaration, imposition or impairment that would not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement, as the case may be. SECTION 5.5.(b) of the Parent Disclosure Schedule sets forth, to the knowledge of the Responsible Executive Officers of Parent (as defined in SECTION 9.12.(b)) a list of contracts (by category and type, where applicable) material to Parent and its Subsidiaries, taken as a whole, pursuant to which Private Consents are or may be required prior to consummation of the transactions contemplated by this Agreement (subject to the exception set forth above).


        5.6. PARENT REPORTS; FINANCIAL STATEMENTS.

        Parent has delivered or made available to the Company true and complete copies of each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 (the "Parent Audit Date"), including (a) Parent's Annual Report on Form 10-K for the year ended December 31, 1997, (b) Parent's definitive Proxy Statement for its 1998 Annual Meeting of Stockholders dated June 18, 1998, and (c) Parent's Quarterly Report on Form 10-Q for the quarterly periods ended March 31 and June 30, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports"). As of their respective dates, the Parent Reports complied, and any Parent Reports filed with the SEC subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of statements of cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the consolidated results of operations, retained earnings and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in SECTION 5.6. of the Parent Disclosure Schedule.


        5.7.  ABSENCE OF CERTAIN CHANGES.

        Except as disclosed in the Parent Reports filed prior to the date hereof or as set forth on SECTION 5.7. of the Parent Disclosure Schedule and except as otherwise provided in or contemplated by this Agreement, since the Parent Audit Date, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (a) any change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, or any transaction, commitment, dispute or other event or, to the knowledge of the Responsible Executive Officers of Parent, any other development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect; (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (c) any authorization, declaration, setting aside or payment of any dividend or other distribution in respect of the stock of Parent, except as permitted by SECTION 6.2. hereof; (d) any change by Parent in accounting principles, practices or methods other than as required by changes in applicable GAAP or statutory accounting principles;
(e) any repurchase or redemption of any shares of Parent Common Stock; or (f) any material amendment, modification or termination of any material contract, license or permit to which Parent is a party or which it holds. Since the Parent Audit Date, except as provided for herein or as disclosed in the Parent Reports filed prior to the date hereof or as set forth on SECTION 5.7. of the Parent Disclosure Schedule, there has not been any increase in the compensation payable or that could become payable by Parent or any of its Subsidiaries to officers at the senior vice president level or above or any amendment of any of the Parent Compensation and Benefit Plans (as defined in SECTION 5.10.(a)).


        5.8.  LITIGATION AND LIABILITIES.

        Except as disclosed in the Parent Reports filed prior to the date hereof or as set forth on SECTION 5.8. of the Parent Disclosure Schedule, there are no
(a) civil, criminal or administrative actions, suits, claims, hearings, investigations, proceedings, judgments, decrees, orders or injunctions outstanding, pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened against Parent or any of its Subsidiaries or (b) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the Responsible Executive Officers of Parent have knowledge, that have resulted in or could reasonably be expected to result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except for such actions, suits, claims, hearings, investigations, proceedings, obligations and liabilities that would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.


        5.9.  EMPLOYEE BENEFITS.

        (a) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other benefit plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Parent and its Subsidiaries (the "Parent Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Parent Compensation and Benefit Plans has been made available to the Company prior to the date hereof. For the three most recent plan years, all annual reports

(Form 5500 series) on each Parent Compensation and Benefit Plan that have been filed with any governmental agency and the current summary plan description and subsequent summaries of material modifications for each Parent Compensation and Benefit Plan have been made available to the Company prior to the date hereof. The Parent Compensation and Benefit Plans are listed on SECTION 5.9. of the Parent Disclosure Schedule.

        (b) All Parent Compensation and Benefit Plans are in substantial compliance with all applicable law, including, to the extent applicable, the Code and ERISA. Each Parent Compensation and Benefit Plan that is a Pension Plan and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened litigation relating to the Parent Compensation and Benefit Plans. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Parent or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

        (c) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered an ERISA Affiliate of Parent. Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. Parent and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate of Parent within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

        (d) All contributions required to be made under the terms of any Parent Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of Parent has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Parent nor its

Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate of Parent pursuant to
Section 401(a)(29) of the Code.

        (e) Under each Pension Plan of the Parent which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year. For each Pension Plan of the Parent, Parent has furnished to the Company a true and complete copy of the actuarial valuation reports issued by the actuaries of that Pension Plan for the three most recent years, setting forth: (i) the actuarial present value (based upon the same actuarial assumptions as were used for that period for funding purposes) of all vested and nonvested accrued benefits under that Pension Plan; (ii) the actuarial present value (based upon the same actuarial assumptions, other than turnover assumptions, as were used for that period for funding purposes) of vested benefits under that Pension Plan; (iii) the net fair market value of that Pension Plan's assets; and (iv) a detailed description of the funding method used under that Pension Plan.

        (f) All Parent Compensation and Benefit Plans covering current or former non-U.S. employees of Parent and its Subsidiaries comply in all material respects with applicable local law. Parent and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.


        5.10. COMPLIANCE WITH LAWS; PERMITS.

        Except as set forth in the Parent Reports filed prior to the date hereof or on SECTION 5.10. of the Parent Disclosure Schedule, the businesses of each of Parent and its Subsidiaries have been, and are being, conducted in compliance with all applicable Laws, and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance with such Laws, except in any such case for noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement. Except as set forth in the Parent Reports filed prior to the date hereof or on SECTION 5.10. of the Parent Disclosure Schedule and except for routine examinations by State Regulators, no investigation or review by any governmental entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened, nor has any governmental entity indicated an intention to conduct the same, except for those the outcome would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement. No material change is required in Parent's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Parent and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement.


        5.11. ENVIRONMENTAL MATTERS.

        Except as disclosed in the Parent Reports filed prior to the date hereof or in SECTION 5.11. of the Parent Disclosure Schedule, and except for such matters that, alone or in the aggregate, would not have a Parent Material Adverse Effect: (a) Parent and its Subsidiaries have complied with all applicable Environmental Laws; (b) to the knowledge of the Responsible Executive Officers of Parent, the properties currently owned or operated by Parent (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances and do not contain wetlands, dumps, filled in land, PCBs, asbestos or underground storage tanks; (c) to the knowledge of the Responsible Executive Officers of Parent, the properties formerly owned or operated by Parent or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Parent or any of its Subsidiaries; (d) to the knowledge of the Responsible Executive Officers of Parent, neither Parent nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) to the knowledge of the Parent Responsible Executive Officers, no Hazardous Substance has been transported from any of the properties owned or operated by Parent or any of its Subsidiaries other than as permitted under applicable Environmental Law; (f) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or third party indicating that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (g) Parent and its Subsidiaries are not subject to any court order, administrative order or decree arising under any Environmental Law and are not subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and

(h) there are no circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of Parent pursuant to any Environmental Law.


        5.12. TAXES.

        Except as provided in SECTION 5.12. of the Parent Disclosure Schedule:

        (a) Parent and each of its Subsidiaries have (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) timely and accurately filed all Tax Returns which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Parent Reports. The Tax Returns of Parent and its Subsidiaries have been (or, in the case of returns becoming due after the date hereof and on or before the Closing Date will be) prepared, in all material respects, in accordance with all applicable laws consistently applied;

        (b) all Taxes which Parent and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable;

        (c) no liens for Taxes exist with respect to any of the assets or properties of Parent or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith; and

        (d) all Tax Returns have been examined by the relevant taxing authorities, or closed without audit by applicable statutes, and all deficiencies proposed as a result of such examinations have been paid or settled, for all taxable years prior to and including the taxable year ended December 31, 1993; and

        (e) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes.


        5.13  LABOR MATTERS.

        Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no strikes or work stoppages pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened with respect to the employees of Parent or any of its Subsidiaries. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Responsible Executive Officers of Parent, no question concerning representation has been raised or threatened. No charges with respect to or relating to the business of Parent or any its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would if adversely determined have a Parent Material Adverse Effect.


        5.14. INTELLECTUAL PROPERTY.

        (a) Except as set forth on SECTION 5.14. of the Parent Disclosure Schedule, Parent and/or each of its Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of Parent and its Subsidiaries as currently conducted, and all patents, trademarks, trade names, service marks and copyrights held by Parent and/or its Subsidiaries are valid and subsisting.

        (b) Except as disclosed in the Parent Reports filed prior to the date hereof or SECTION 5.14. of the Parent Disclosure Schedule:

              (i) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder or as contemplated hereby, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Parent Third-Party Intellectual Property Rights");

              (ii) no claims with respect to (A) the patents, registered and unregistered trademarks and service marks, copyrights, trade names, and any applications therefor owned by Parent or any its Subsidiaries (the "Parent Intellectual Property Rights"); (B) any trade secret material to Parent; or (C) Parent Third-Party Intellectual Property Rights are currently pending or threatened by any Person;

              (iii) (A) the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent or any of its Subsidiaries, does not infringe in any respect that would have a Parent Material Adverse Effect on any copyright, patent, trademark, service mark or trade secret; and (B) there are no valid grounds for any material claims against the use by

Parent or any of its Subsidiaries, of any material trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of its Subsidiaries as currently conducted challenging the ownership, validity or effectiveness of any of Parent Intellectual Property Rights or other trade secret material to Parent or challenging the license or legally enforceable right to use of the Parent Third-Party Intellectual Rights by Parent or any of its Subsidiaries; and

              (iv) to the knowledge of the Responsible Executive Officers of Parent, there is no unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its Subsidiaries.

        (c)   SECTION 5.14. of the Parent Disclosure Schedule lists all material
(i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Parent Intellectual Property Rights, and (ii) licenses, sublicenses and other agreements as to which the Parent is a party and pursuant to which any person is authorized to use any of the Parent Intellectual Property Rights.


        5.15. TITLE TO PROPERTY.

        Except as set forth in the Parent Reports or on SECTION 5.15. of the Parent Disclosure Schedule, Parent and each of its Subsidiaries have good title to all of their properties and assets, free and clear of all encumbrances, except liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Parent Material Adverse Effect, and except for encumbrances which secure indebtedness reflected in the financial statements included in the Parent Reports.


        5.16. MATERIAL CONTRACTS.

        All of the material contracts of Parent and its Subsidiaries that are required to be described in the Parent Reports or to be filed as exhibits thereto pursuant to Item 601 of Regulation S-K promulgated by the SEC are described in the Parent Reports or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been made available by Parent to the Company. Neither Parent nor any of its Subsidiaries nor, to the knowledge of the Responsible Executive Officers of Parent, any other party is in breach of or in default under any such contract, except for such breaches and defaults as individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its

Subsidiaries is party to any agreement containing any provision or covenant limiting in any respect that would reasonably be expected to have a Parent Material Adverse Effect the ability of Parent or any of its Subsidiaries to (a) sell any products or services of or to any other person, (b) engage in any line of business or (c) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to Parent or any of its Subsidiaries.


        5.17. BROKERS AND FINDERS.

        Neither Parent nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed J.C. Bradford as its financial advisors, the arrangements with respect to which are set forth on SECTION 5.17. of the Parent Disclosure Schedule.


        5.18. INSURANCE MATTERS.

        Parent has heretofore provided the Company with true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by Parent and its Subsidiaries. All such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. Neither Parent nor any of its Subsidiaries has been denied or had any policy of insurance revoked or rescinded. All such policies are adequate to insure against risks to which Parent and its properties are exposed in such amounts and subject to such terms as are commercially reasonable.


        5.19. ACCOUNTING AND TAX MATTERS.

        (a) As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the Responsible Executive Officers of Parent have any knowledge of any fact or circumstance, that would prevent Parent or the Company from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (b) Parent has provided to Parent's and the Company's independent accountants all information concerning actions taken or agreed to be taken by Parent or any of its Affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

                                    ARTICLE VI
                                    COVENANTS


        6.1.  INTERIM OPERATIONS OF THE COMPANY.

        The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (except as otherwise expressly contemplated by this Agreement or as set forth in SECTION 6.1. of the Company Disclosure Schedule), without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

        (a) its and its Subsidiaries' businesses shall be conducted in all material respects in the ordinary and usual course;

        (b) it and its Subsidiaries shall use their reasonable best efforts to preserve intact in all material respects their present business organizations, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to maintain existing relations and goodwill with contract parties, customers, suppliers, distributors, creditors, lessors, employees and business associates, and to comply in all material respects with all Laws;

        (c) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its articles of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than intercompany transactions in the ordinary course of business consistent with past practice; or (v) repurchase, redeem or otherwise acquire, except in connection with any of the Company Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

        (d) neither it nor any of its Subsidiaries shall: (i) except as permitted under SECTION 6.1.(e), issue, sell, pledge, dispose of or encumber any
(A) shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or (B) securities convertible into or exchangeable for any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under any of the Company Stock Plans and Shares issuable upon exercise of warrants); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or assets or take any action to incur or modify any material indebtedness; (iii) make or authorize or commit for any capital expenditures other than in amounts less than $500,000 in the aggregate;
(iv) enter into or terminate any material contract, license or permit if such action is not in the ordinary and usual course of business consistent with past practices, (v) amend or modify in any materially adverse way any material contract, license or permit, (vi) enter into any agreement with any Affiliate of the Company if such action is not on an arm's length basis, or (vii) make any acquisition of, or investment in, the assets or stock of any other Person or entity (other than a Subsidiary) except for ordinary course investment activities or as otherwise permitted by SECTION 6.1.(a);

        (e) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases for employees of the Company occurring in the ordinary and usual course of business (which shall be limited to, (i) regular grants of options and shares of capital stock under the Company Stock Plans and the Directors' Compensation Plan pursuant to the terms of such plans, the number of Company Options subject to and the recipient of each such grant to be determined in consultation with Parent; provided that the maximum number of Shares issuable pursuant to such options shall be calculated in accordance with past practice and the terms of the Company Stock Plans and shall not exceed 25,000 Shares, (ii) grants and payment of awards under any management incentive plans in accordance with the terms of such plans, and (iii) salary increases for those employees who have a rank of vice president or higher in accordance with the Company's normal salary guidelines and salary increases for other employees which do not exceed, in the aggregate, 4.0% of their aggregate current salaries), except as necessary to comply with SECTION 6.13.(a)(i) and provided, however, that the Company reserves the right to make payments in connection with the retention of key employees, which payments shall not exceeed $200,000 in the aggregate (it being understood that the Company will adjust such bonuses, to the extent reasonable, to take into account Parent's desires to retain certain employees permanently and certain employees for a period beyond closing);

        (f) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations except (i) in the ordinary course of business and consistent with past practice or (ii) ordinary course repayment of indebtedness or payment of contractual obligations when due;

        (g) neither it nor any of its Subsidiaries shall make or change any Tax election, settle any material audit or file any material amended tax returns;

        (h) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or affiliate to (i) sell any products or services of or to any other person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries or Affiliates;

        (i) neither it nor any of its Subsidiaries shall take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

        (j) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.


        6.2.  INTERIM OPERATIONS OF PARENT.

        Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (except as otherwise expressly contemplated by this Agreement or as set forth in SECTION 6.2. of the Parent Disclosure Schedule), without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

        (a) its and its Subsidiaries' businesses shall be conducted in all material respects in the ordinary and usual course;

        (b) it and its Subsidiaries shall use their reasonable best efforts to preserve intact in all material respects their present business organizations, to maintain existing relations and goodwill with contract parties, customers, suppliers, distributors, creditors, lessors, employees and business associates, and to comply in all material respects with all Laws;

        (c) it shall not (i) amend its certificate of incorporation or bylaws in any respect that would require a shareholder vote or adversely affect the rights of shareholders; (ii) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (iii) repurchase, redeem or otherwise acquire, except in connection with any of the Parent Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

        (d) neither it nor any of its Subsidiaries shall: (i) issue, sell, pledge, dispose of or encumber any (A) shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or
(B) securities convertible into or exchangeable for any other property or assets (other than shares of Parent Common Stock issuable pursuant to options outstanding on the date hereof, or options granted in the ordinary course, under any of the Parent Stock Plans or securities issued in any transaction or series of transactions for consideration determined by the Board of Directors of Parent in good faith to constitute fair market value); (ii) other than in the ordinary and usual course of business or in any transaction or series of transactions for consideration determined by the Board of Directors of Parent in good faith to constitute fair market value, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or assets (including capital stock of any of its Subsidiaries) or take any action to incur or modify any material indebtedness or other material liability; or (iii) make any acquisition of, or investment in, the assets or stock of any other Person or entity (other than a Subsidiary) except for ordinary course investment activities or in any transaction or series of transactions for consideration determined by the Board of Directors of Parent in good faith to constitute fair market value, or as otherwise permitted by SECTION 6.2.(a);

        (e) neither it nor any of its Subsidiaries shall take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

        (f) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.


        6.3.  INTERIM OPERATIONS OF MERGER SUBSIDIARY.

        During the period from the date of this Agreement to the Effective Time, Merger Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.


        6.4.  ACQUISITION PROPOSALS.

        From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this SECTION 6.4., the Company shall not, and the Company shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereafter defined). The Company shall as soon as reasonably practicable advise Parent of any Acquisition Proposal or any inquiries or discussions with respect thereto, including the name of the proposed acquiror and the material terms of the Acquisition Proposal. Subject to the rights of the Company under ARTICLE VIII of this Agreement, neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any

Acquisition Proposal other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with any person or entity if and only to the extent that the Board of Directors of the Company shall have determined in good faith that such action is required in the exercise of its fiduciary duties, based upon the advice of outside counsel, (ii) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (iii) making any disclosure to the Company's stockholders if the Board of Directors shall have determined, after consultation with outside counsel, that failure to make such disclosures would be inconsistent with applicable law or regulation of any national securities exchange or interdealer quotation system or (iv) withdrawing or modifying its approval or recommendation of the Merger or this Agreement, if and only to the extent that the Board of Directors of the Company shall have determined in good faith that such action is required in the exercise of its fiduciary duties, based upon the advice of outside counsel. The Company will as soon as reasonably practicable notify Parent if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and inform Parent of the status of any such Acquisition Proposal from time to time. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by Parent or any of its affiliates, for a merger, share exchange or other business combination involving the Company or any proposal or offer to acquire in any manner a substantial equity interest in the Company or a substantial portion of the assets of the Company.


        6.5.  INFORMATION SUPPLIED.

        Each of the Company and Parent agree, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and (b) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        6.6.  STOCKHOLDER MEETINGS.

        The Company will take, in accordance with its articles of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting"), to be held as promptly as practicable after the S-4 Registration Statement is declared effective, to consider and vote upon the approval of the Merger, and the Company's board of directors, subject to fiduciary obligations under applicable law as referred to in SECTION 6.4., will recommend such approval by its stockholders, will not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Parent will take, in accordance with its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Parent Common Stock (the "Parent Stockholders Meeting"), to be held as promptly as practicable after the S-4 Registration Statement is declared effective, to consider and vote upon the approval of the issuance of Parent Common Stock in the Merger, and Parent's board of directors, subject to fiduciary obligations under applicable law, will recommend such approval by its stockholders, will not withdraw or modify such recommendation and will take all lawful action to solicit such approval.


        6.7.  FILINGS; OTHER ACTIONS; NOTIFICATION.

        (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of the Company and Parent. Parent shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

        (b) The Company and Parent each shall use all reasonable efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

        (c) The Company and Parent each shall from the date hereof until the Effective Time cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

        (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any governmental entity in connection with the Merger and the transactions contemplated by this Agreement.

        (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any governmental entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.


        6.8.  TAXATION AND ACCOUNTING.

        (a) Neither Parent nor the Company shall, nor shall they permit either of their respective Subsidiaries or Affiliates to, take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent and the Company agrees to use its reasonable best efforts to cure any impediment to the qualification of the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

        (b) The Company shall instruct its accountants, Arthur Andersen LLP, to deliver and shall use its reasonable best efforts to cause such accountants to deliver to Parent letters dated as of the Closing Date, addressed to Parent, containing both (i) its concurrence with the conclusion of the Company's management that no conditions exist with respect to the Company that would preclude accounting for the Merger as a "pooling of interests," which letter shall be in customary form; and (ii) such matters as are customarily contained in auditors' letters regarding information about the Company included in the Proxy/Registration Statement, which auditors' letters shall be in form and substance reasonably satisfactory to Parent. Parent shall use its reasonable best efforts to cause its accountants, Grant Thornton LLP, to deliver to the Company letters at such times to the effect that Parent satisfies the tests applicable to it such that the Merger can be accounted for as a "pooling of interests", which letter shall be in customary form.

        (c) Parent shall use its reasonable best efforts to publish combined financial statements of Parent and the Company for the 30 day period immediately following Closing as soon as practicable after the completion of such 30 day period.

        (d) The Company shall prepare and file the consolidated Federal income tax return for the tax year ended June 30, 1998, for the affiliated group of which the Company is the common parent corporation, prior to the Closing Date and in a manner consistent (including elections and accounting methods and conventions) with such return for the prior tax year, except as otherwise required by applicable law or agreed to by the Parent, and shall provide Parent with a copy of such return prior to the filing of such return.


        6.9.  ACCESS.

        Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other's executive officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Subsidiary, and provided, further, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that (i) in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) would violate any attorney-client privilege of the Company or Parent, as the case may be. All requests for information made pursuant to this SECTION 6.9. shall be directed to such Person as may be designated by the Company and Parent, as the case may be, pursuant to SECTION 9.6. hereof.

All such information shall be governed by the terms of the Confidentiality Agreement (as hereinafter defined).


        6.10. AFFILIATES.

        (a) Attached hereto as EXHIBIT A-1 is a list of names and addresses of those Persons who are, in the opinion of the Company (after consultation with outside legal counsel), "Affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, at least 35 days prior to the Effective Time, from each affiliate of the Company identified in the foregoing list, a letter in the form attached as EXHIBIT A-2 (the "Company Affiliates Letter"). The certificates representing Parent Common Stock received by such Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and "pooling restrictions."

        (b) At least 35 days prior to the Effective Time, Parent shall deliver to the Company a list of names and addresses of those Persons who are, in the opinion of Parent (after consultation with outside legal counsel), "Affiliates" of Parent for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. Parent shall exercise its best efforts to deliver or cause to be delivered to the Company, at least 35 days prior to the Effective Time, from each Affiliate of Parent identified in the foregoing list, a letter in the form attached as EXHIBIT A-3 (the "Parent Affiliates Letter").


        6.11  STOCK EXCHANGE LISTING.

        Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ subject to official notice of issuance, prior to the Closing Date.


        6.12. PUBLICITY.

        The Company and Parent shall consult with each other prior to issuing, and will provide each other with a meaningful opportunity to review, comment upon and concur with, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement, and prior to making any filings with any third party and/or any governmental entity with respect thereto, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

        6.13. BENEFITS.

        (a)   Stock Options.

              (i) At the Effective Time, each Company Option whether vested or unvested, without any action on the part of the holder, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Parent Common Stock equivalent to (A) the number of Shares that could have been purchased immediately prior to the Effective Time under such Company Option multiplied by
(B) the Exchange Ratio (rounded down to the nearest whole number), at a price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share pursuant to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that the foregoing provisions shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code in the case of any Company Option to which Section 422 of the Code applies. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this SECTION 6.13.

              (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the relevant Company Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable, and in no event later than 10 days after the Effective Time, Parent shall file a registration statement on Form S-8, (or any successor or other appropriate forms) (or shall cause such Company Option to be deemed to be issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have previously been registered pursuant to an appropriate registration form) with respect to Parent Common Stock subject to such Company Options.

        (b) Employee Benefits. Subject to this Section 6.13.(b), Parent agrees that all employees of the Company and its Subsidiaries who are provided with benefits under employee benefit plans of the Company (other than plans involving the issuance of Shares) (the "Company Benefit Plans") shall continue to be covered under the Company Benefit Plans after the Effective Time. Notwithstanding the foregoing, Parent may terminate all of the Company Benefit Plans, provided that: (i) each Company employee and each employee of the Company's Subsidiaries is provided coverage under Parent employee benefit plans (other than plans involving the issuance of shares) (the "Parent Benefit Plans") on the same terms and conditions as similarly situated Parent employees; (ii) Parent causes each Parent Benefit Plan covering employees of the Company or its Subsidiaries to recognize prior service and accrued vacation of such employees with the Company or its Subsidiaries as service and accrued vacation with Parent and its Subsidiaries (A) for purposes of any waiting period, eligibility requirements and benefit accruals under any Parent Benefit Plan that is not a "pension plan" (as defined in Section 3(2) of ERISA), and (B) for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) under any Parent Benefit Plan that is a "pension plan" (as defined in Section 3(2) of ERISA); (iii) Parent causes coverage to be immediately available for employees of the Company and its Subsidiaries under the comparable Parent Benefit Plan, if any, at the time coverage ceases under any Company Benefit Plan sought to be terminated; and (iv) to the extent Parent elects to terminate any Company Benefit Plan, it will terminate the other Company Benefit Plans in accordance herewith as soon as practicable after the termination of such Company Benefit Plan. Notwithstanding the foregoing, nothing herein shall require Parent to offer benefits under the Parent Benefit Plans comparable to those offered under the Company Benefit Plans. Following the Effective Time, Parent shall honor, or shall cause the Surviving Company to honor, all individual employment or severance agreements in effect for employees (or former employees) of the Company as of the date hereof to the extent that such individual agreements are listed in SECTION 4.14.(b) of the Company Disclosure Schedule; provided, however, that nothing contained herein shall prevent Parent from amending or terminating any such agreement in accordance with its terms.


        6.14. EXPENSES.

        Except as otherwise provided in SECTION 8.2.(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement shall be divided equally between Parent and the Company.


        6.15. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

        (a) From and after the Effective Time for a period of six years, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (each, an Indemnified Party and, collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative, in whole or in part based on or arising in whole or in part out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Maryland law and its articles of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides (i) a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

        (b) Parent shall cause to be maintained, for a period of not less than six years from the Effective Time, the Company's current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all present and former directors and officers of the Company or any subsidiary thereof, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (150% of such premium, the "Maximum Premium"); provided that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the annual premium would exceed the Maximum Premium during such period, Parent shall obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous than the existing D&O Insurance.

        (c) The provisions of this Section are in addition to the rights that an Indemnified Party may have under the articles of incorporation, bylaws or agreements of or with the Company or any of its Subsidiaries or under applicable law. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section. The provisions of this Section shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.


        6.16. ELECTION TO PARENT'S BOARD OF DIRECTORS.

        Promptly after the Effective Time of the Merger, Parent shall cause one person designated prior to the Effective Time by the Company with Parent's consent (not to be unreasonably withheld) to be appointed to the Parent Board of Directors.


        6.17. TAKEOVER STATUTE.

        If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.


        6.18. DEBENTURES.

        At the Effective Time, Parent shall execute and deliver (a) an Amendment to the Company's Indenture dated as of October 15, 1996 to the Chase Manhattan Bank, as Trustee, acknowledging the Parent's obligation to issue Parent Common Stock to the holders of the Debentures not electing redemption of their Debentures on the Holder Redemption Date (as defined therein) and (b) an Amendment to the Company's Fiscal and Paying Agency Agreement dated as of January 29, 1996 to the Chase Manhattan Bank, as Fiscal Agent, acknowledging the Parent's obligation to issue Parent Common Stock to the holders of the Debentures not electing redemption of their Debentures on the Holder Redemption Date (as defined therein).


        6.19. INSURANCE.

        The Company shall cooperate with the Parent and the Company's insurers to arrange for the purchase, prior to the Effective Time, of tail period insurance coverage for the benefit of the Surviving Corporation.



                                   ARTICLE VII
                                   CONDITIONS


        7.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

        The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a) Stockholder Approval. The Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole member of Merger Subsidiary in accordance with applicable law, and the issuance of Parent Common Stock pursuant to the Merger shall have been duly approved by the holders of Parent Common Stock constituting the Parent Requisite Vote.

        (b) NASDAQ Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NASDAQ upon official notice of issuance.

        (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing provided for in SECTION 1.3., all other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any governmental entity (collectively, "Governmental Consents"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained, except where the failure to make any such filings or obtain any such Governmental Consents would not have a material adverse effect on either Parent, the Company and their respective Subsidiaries in all jurisdictions requiring such filings or Governmental Consents in the event such filings are not made or such Consents are not obtained.

        (d) Litigation. No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order") and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such Order.

        (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC.

        (f) Company Fairness Opinion. The Company shall have received an opinion from SunTrust Equitable Securities, its financial advisor, dated as of the date of the mailing to stockholders of the Company of the Prospectus/Proxy

Statement included within the S-4 Registration Statement confirming the opinion referred to in SECTION 4.4(b) hereof.

        (g) Parent Fairness Opinion. Parent shall have received an opinion from J.C. Bradford, its financial advisor, dated as of the date of the mailing to stockholders of Parent of the Prospectus/Proxy Statement included in the S-4 Registration Statement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the Parent's stockholders.


        7.2.  CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY.

        The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. (i) Except as provided in (ii) below, the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and those not so qualified by materiality shall be true and correct in all material respects as of the Closing Date; and (ii) the representations and warranties of the Company set forth in this Agreement made as of a specified date earlier than the Closing Date shall be true and correct as of such date, except as affected by the transactions contemplated by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect stated in the foregoing clauses (i) and (ii).

        (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

        (c) There shall have been no changes that have had or are reasonably likely to have a Company Material Adverse Effect since the date of this Agreement, except for changes contemplated by this Agreement.

        (d) Consents. The Company shall have obtained all Private Consents referred to in Section 4.5.(b).

        (e) Tax Opinion. Parent shall have received the opinion of Epstein Becker & Green, P.C., counsel to Parent, in the form of EXHIBIT B dated the Closing Date, to the effect that the Merger will not result in taxation to the Parent or the Merger Subsidiary under the Code. In rendering such opinion, Epstein Becker &

Green, P.C. shall require delivery of and rely upon the representations letters delivered by Parent, Merger Subsidiary and the Company substantially in the forms of EXHIBIT C and EXHIBIT D hereto.

        (f)   Pooling Letters; Accountant Letters. Parent shall have received
(i) at least 35 days prior to the Effective Time, the Company Affiliates Letters from all persons identified on EXHIBIT A-1 and any other person who Parent reasonably believes to be an affiliate of the Company and (ii) Parent shall have received, in form and substance reasonably satisfactory to Parent, from Arthur Andersen LLP, the Company's accountants (or its successor) and Grant Thornton LLP, the Parent's accountants (or its successor) favorable letters dated the Closing Date, regarding the appropriateness of "pooling-of-interests" accounting treatment for the Merger.

        (g) Comfort Letters. Parent shall have received letters from Arthur Andersen LLP dated as of the effective date of the S-4 Registration Statement and as of the Closing Date, in each case addressed to Parent containing such matters as are customarily contained in auditors' letters regarding the Company financial information provided expressly for inclusion in such S-4 Registration Statement, in form and substance reasonably satisfactory to Parent.

        (h) Audited Nine Month Financial Statements. Parent shall have received a copy of an audited consolidated balance sheet of the Company dated as of September 30, 1998 and the audited consolidated statement of income and cash flows of the Company for the nine-month period then ended, accompanied by the related report of Arthur Andersen LLP to the Company.


        7.3.  CONDITIONS TO OBLIGATION OF THE COMPANY.

        The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. (i) Except as provided in (ii) below, the representations and warranties of Parent set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and those not so qualified by materiality shall be true and correct in all material respects as of the Closing Date; and (ii) the representations and warranties of Parent set forth in this Agreement made as of a specified date earlier than the Closing Date shall be true and correct as of such date, except as affected by the transactions contemplated by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to the effect stated in the foregoing clauses (i) and (ii).

        (b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

        (c) There shall have been no changes that have had or are reasonably likely to have a Parent Material Adverse Effect since the date of this Agreement, except for changes contemplated by this Agreement.

        (d) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

        (d) Tax Opinion. The Company shall have received the opinion of Hogan & Hartson L.L.P., counsel to the Company, in the form of EXHIBIT E, dated the Closing Date, to the effect that neither the Company nor the holders of Shares will recognize income for federal income tax purposes as a result of the Merger. In rendering such opinion, Hogan & Hartson L.L.P. shall require delivery of and rely upon the representations letters delivered by Parent, Merger Subsidiary and the Company substantially in the forms of EXHIBIT C and EXHIBIT D hereto.

        (e) Accountant Letters. The Company shall have received, in form and substance reasonably satisfactory to the Company, from Arthur Andersen LLP, the Company's accountants (or its successor) and Grant Thornton LLP, the Parent's accountants (or its successor) favorable letters dated the Closing Date, regarding the appropriateness of "pooling-of-interests" accounting treatment for the Merger.



                                 ARTICLE VIII
                                  TERMINATION


        8.1.  METHOD OF TERMINATION.

        This Agreement may be terminated or abandoned only as follows:

        (a) By the mutual consent of Company and Parent, notwithstanding prior approval by the stockholders of any or all of such corporations;

        (b) By Company or Parent if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination (in the case of Parent, including any failure to comply by Merger Subsidiary), which failure to comply has not been cured within thirty (30) business days following receipt by such party of written notice from the non-breaching party of such failure to comply;

        (c) By Company or Parent if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Merger Subsidiary) or any representation or warranty that is not qualified by materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Merger Subsidiary) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within thirty (30) business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

        (d) By Company after January 31, 1999, if any of the conditions set forth in ARTICLE VII hereof, to which the Company's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of the Company;

        (e) By Parent after January 31, 1999, if any of the conditions set forth in ARTICLE VII hereof, to which the Parent and the Merger Subsidiary are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Parent or the Merger Subsidiary;

        (f) By Parent or the Company if holders of Shares constituting the Company Requisite Vote do not approve the Merger at the Stockholders Meeting, (provided that the Company may not terminate this Agreement under this SECTION 8.1.(f) if the Company is in breach of SECTION 6.6.);

        (g) By Parent or the Company if holders of shares of Parent Common Stock constituting the Parent Requisite Vote do not approve the issuance of shares of Parent Common Stock at the Parent stockholders meeting called for that purpose (provided that Parent may not terminate this Agreement under this SECTION 8.1.(g) if Parent is in breach of SECTION 6.6.);

        (h) By the Company or Parent if a court or governmental entity of competent jurisdiction institutes an Order prohibiting the consummation of the transactions contemplated by this Agreement, provided that the order is not the result of an action or proceeding instituted by the terminating party;

        (i) By the Company if in the exercise of its good faith determination, as set forth in SECTION 6.4., as to its fiduciary duties to the Company's stockholders imposed by law, the Board of Directors of the Company decides that such termination is required;

        (j) By Parent if the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Parent its approval or recommendation of the Merger or this Agreement; and

        (k) By the Company if the Board of Directors of Parent shall have withdrawn or modified in any manner adverse to Company its approval or recommendation of the issuance of Parent Common Stock in the Merger.


        8.2.  EFFECT OF TERMINATION.

        (a) Except as provided in SECTIONS 6.14. and 8.2.(b), and except as provided in the immediately succeeding sentence, in the event of a termination of this Agreement pursuant to SECTION 8.1. hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. Subject to SECTION 8.2.(b) hereof, in the event of any termination of this Agreement, all provisions of this Agreement except for SECTION 6.14. and this SECTION 8.2. shall forthwith become void and have no effect, without any liability hereunder on the part of any party or its directors, officers or stockholders, provided, however, that nothing in this
SECTION 8.2. shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

        (b) In the event this Agreement is terminated by the Company in accordance with SECTION 8.1.(i) or by Parent in accordance with SECTION 8.1.(j) (but in any case only if (i) an Acquisition Proposal is made by a third party prior to the date of termination and the Board of Directors of the Company determines to recommend such Acquisition Proposal, or (ii) this Agreement is terminated following a withdrawl or modification of approval or recommendation of the Merger or this Agreement by the Board of Directors of the Company if such withdrawl or modification is due primarily to a decline in the market price of the Parent Common Stock prior to the Effective Time and the Company within 12 months thereafter enters into an agreement with a third party regarding an Acquisition Proposal), the Company shall promptly pay (i) all reasonable costs and expenses of Parent and Merger Subsidiary incurred in connection with the negotiation and performance of this Agreement including without limitation fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees, in an amount not to exceed $500,000 and
(ii) to Parent a fee in the amount of

$1,500,000. In the case of any termination of this Agreement triggering payment of the amounts specified in the preceding sentence and provided the Company has not breached any of the covenants provided for in SECTION 6.4. OR 6.6. hereof, payment of the amount specified in the preceding sentence shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent and the Merger Subsidiary for any and all damages arising under or in connection with this Agreement, and, upon payment of the amount specified in the preceding sentence, neither the Company nor any officers, directors, employees, agents, representatives or stockholders of the Company shall have any liability or further obligation to the Parent or the Merger Subsidiary under or in connection with this Agreement or any such termination hereof.



                                   ARTICLE IX
                            MISCELLANEOUS AND GENERAL


        9.1.  SURVIVAL.

        This ARTICLE IX and the agreements of the Company, Parent and Merger Subsidiary contained in SECTIONS 6.8. (Taxation and Accounting), SECTIONS 6.13. (Benefits), 6.15. (Indemnification; Directors' and Officers' Insurance) 6.16. (Election to Parent's Board of Directors) and 6.18. (Debentures) shall survive the consummation of the Merger. This ARTICLE IX and the agreements of the Company, Parent and Merger Subsidiary contained in SECTIONS 6.14. (Expenses), and SECTION 8.2. (Effect of Termination) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.


        9.2.  MODIFICATION OR AMENDMENT.

        Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.


        9.3.  WAIVER OF CONDITIONS.

        The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

        9.4.  COUNTERPARTS.

        This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.


        9.5.  GOVERNING LAW; WAIVER OF JURY TRIAL.

        (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

        (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.


        9.6.  NOTICES.

        Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

        if to Parent or Merger Subsidiary:

                James Slattery
                Correctional Services Corporation
                1819 Main Street
                Suite 1000
                Sarasota, Florida 34236
                fax: 941-953-9198

                and

                General Counsel
                Correctional Services Corporation
                1819 Main Street
                Suite 1000
                Sarasota, Florida 34236
                fax: 941-953-9198

                Copy to:

                Sidney Todres, Esq.
                Epstein Becker & Green, P.C.
                250 Park Avenue
                New York, New York 10177-0077
                fax: (212) 651-0989

        if to the Company:

                Mark S. Demilio
                General Counsel
                Youth Services International, Inc.
                2 Park Center Court
                Suite 200 Owings Mills, MD 21117
                fax: (410)654-3934

                Copy to:

                Michael J. Silver, Esq.,
                Hogan & Hartson L.L.P.
                111 South Calvert Street
                Baltimore, Maryland 21202
                fax: (410) 539-6981
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.


        9.7.  ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS.

        This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement dated June 26, 1998, between Parent and the Company (the "Confidentiality Agreement") and the Nondisclosure Agreement between Parent and the Company dated August 7, 1998 (the "Nondisclosure Agreement) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. The parties hereto agree that the Confidentiality Agreement and the Nondisclosure Agreement shall each be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby or thereby shall terminate as of the date hereof; provided, however, that such provisions of the Confidentiality Agreement and the Nondisclosure Agreement shall be reinstated in the event of any termination of this Agreement.


        9.8.  NO THIRD PARTY BENEFICIARIES.

        Except as provided in SECTION 6.13. (Benefits), SECTION 6.15. (Indemnification; Directors' and Officers' Insurance), SECTION 6.16. (Election to Parent's Board of Directors) and SECTION 6.18. (Debentures) this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.


        9.9.  SEVERABILITY.

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        9.10. INTERPRETATION.

        The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."


        9.11. ASSIGNMENT.

        This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.


        9.12. DEFINITIONS

        (a)   Location of Certain Definitions.

                                                                    Section
Acquisition Proposal............................................    6.4
Affiliate.......................................................    6.10
Agreement.......................................................    Preamble
Articles of Incorporation.......................................    2.1
Articles of Merger..............................................    1.3
Bylaws..........................................................    2.2
Certificate.....................................................    3.1(a)
Closing.........................................................    1.2
Closing Date....................................................    1.2
Code............................................................    4.9(b)
Company.........................................................    Preamble
Company Affiliates Letter.......................................    6.10(a)
Company Audit Date..............................................    4.6
Company Benefit Plans                                               6.13(b)
Company Common Stock............................................    3.1(a)
Company Compensation and Benefit Plans..........................    4.9(a)
Company Disclosure Schedule.....................................    Preamble to

                                                                    Section

                                                                    Article IV
Company Intellectual Property Rights............................    4.15(b)(ii)
Company Material Adverse Effect.................................    9.12(b)
Company Reports.................................................    4.6
Company Requisite Vote..........................................    4.4(a)
Company Stock Plans.............................................    4.2
Company Third-Party Intellectual Property Rights................    4.15(b)(i)
Confidentiality Agreement.......................................    9.7
Contracts.......................................................    4.5(b)
Costs...........................................................    6.15(a)
Debentures                                                          4.2
D&O Insurance...................................................    6.15(b)
Effective Time..................................................    1.3
Environmental Law...............................................    9.12(b)
ERISA...........................................................    4.9(b)
ERISA Affiliate.................................................    4.9(c)
Exchange Act....................................................    4.5(a)
Exchange Agent..................................................    3.2(a)
Exchange Fund...................................................    3.2(a)
Exchange Ratio..................................................    3.1(a)
GAAP............................................................    4.6
Governmental Consents...........................................    7.1(c)
Hazardous Substance.............................................    9.12(b)
HSR Act.........................................................    4.5(a)
Indemnified Parties.............................................    6.15(a)
IRS.............................................................    4.9(b)
Laws............................................................    4.10
MGCL............................................................    1.1
Maximum Premium.................................................    6.15(b)
Merger..........................................................    Recitals
Merger Consideration............................................    3.1(a)
Merger Subsidiary...............................................    Preamble
NASDAQ..........................................................    3.2(e)
Order...........................................................    7.1(d)
Parent..........................................................    Preamble
Parent Affiliates Letter........................................    6.10(b)
Parent Audit Date...............................................    5.7(a)
Parent Benefit Plans                                                6.13(b)
Parent Common Stock.............................................    3.1(a)
Parent Compensation and Benefit Plan............................    5.9(a)
Parent Disclosure Schedule......................................    Preamble to
                                                                    Article V
Parent Intellectual Property Rights.............................    5.14(b)(ii)

                                                                    Section
Parent Material Adverse Effect..................................    9.12(b)
Parent Preferred Shares.........................................    5.3
Parent Reports..................................................    5.6
Parent Requisite Vote...........................................    5.4(a)
Parent Rights Agreement.........................................    5.3
Parent Shares...................................................    5.3
Parent Stockholders Meeting.....................................    6.6
Parent Stock Plans..............................................    5.3
Parent Third-Party Intellectual Property Rights.................    5.14(b)(i)
Pension Plan....................................................    4.9(b)
Person..........................................................    3.2(b)
Private Consents................................................    4.5(b)
Prospectus/Proxy Statement......................................    6.5
Representatives.................................................    6.9
Responsible Executive Officers of Parent........................    9.12(b)
Responsible Executive Officers of the Company...................    9.12(b)
S-4 Registration Statement......................................    6.5
SEC.............................................................    4.6
SDAT............................................................    1.3
Securities Act..................................................    4.5(a)
Share, Shares...................................................    3.1(a)
State Regulators................................................    4.10
Stockholders Meeting............................................    6.6
Subsidiary......................................................    9.12(b)
Surviving Corporation...........................................    1.1
Takeover Statute................................................    4.11
Tax, Taxes, Taxable.............................................    9.12(b)
Taxing Authority................................................    9.12(b)
Tax Return......................................................    9.12(b)

        (b)   Certain Other Definitions

        "Company Material Adverse Effect" means any event, change, or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than effects caused by changes in general economic conditions or conditions generally affecting the types of businesses in which the Company and its Subsidiaries are engaged.

        "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC Sections 9601 et. sec.

        "Hazardous Substance" means any substance or waste that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance or waste which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

        "Knowledge" of any individual means actual knowledge of such individual.

        "Parent Material Adverse Effect" means any event, change, or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, other than effects caused by changes in general economic conditions or conditions generally affecting the types of businesses in which the Parent and its Subsidiaries are engaged.

        "Responsible Executive Officers of the Company" shall mean the persons designated as such in the preamble to the Company Disclosure Schedule.

        "Responsible Executive Officers of Parent" shall mean the persons designated as such in the preamble to the Parent Disclosure Schedule.

        "Subsidiary" means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

        "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean, with respect to any Person, (i) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (ii) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition and (iii) any liability of such Person for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person.

        "Tax Return(s)" shall mean all returns, consolidated or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority.

        "Taxing Authority" shall mean any authority responsible for the imposition of any Tax.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or managers of the parties hereto as of the date first written above.

                                   YOUTH SERVICES INTERNATIONAL, INC.


                                   By: /s/ Timothy P. Cole
                                       -------------------
                                   Name: Timothy P. Cole
                                   Title: Chairman and Chief Executive Officer


                                   CORRECTIONAL SERVICES CORPORATION


                                   By: /s/ James F. Slattery
                                       ---------------------
                                   Name: James F. Slattery
                                   Title: President


                                   PALM MERGER CORP.


                                   By: /s/ James F. Slattery
                                       ---------------------
                                   Name: James F. Slattery
                                   Title: President

EXHIBITS
--------
Exhibit A-1               Company Affiliates
Exhibit A-2               Company Affiliates Letter
Exhibit A-3               Parent Affiliates Letter
Exhibit B                 Tax Opinion of Parent Counsel
Exhibit C                 Parent Tax Letter
Exhibit D                 Company Tax Letter
Exhibit E                 Tax Opinion of Company Counsel